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                                                                     Exhibit 2.0




                            ASSET PURCHASE AGREEMENT

                                  by and among

                              TIMM RESEARCH COMPANY

                           OSBON MEDICAL SYSTEMS, LTD.

                               DACOMED CORPORATION

                                       and

                        IMAGYN MEDICAL TECHNOLOGIES, INC.

                                 October 7, 1998

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                                TABLE OF CONTENTS

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ARTICLE I.  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES....................................1
        1.01   Transfer of Assets............................................................1
        1.02   Excluded Assets...............................................................4
        1.03   Assumption of Liabilities.....................................................5
        1.04   Excluded Liabilities..........................................................5

ARTICLE II.  PURCHASE PRICE..................................................................6
        2.01   Purchase Price................................................................6
        2.02   Manner of Payment.............................................................6
        2.03   Allocation of Purchase Price..................................................7
        2.04   Working Capital Amount........................................................7
        2.05   Earn-Out Payments.............................................................9

ARTICLE III.  CLOSING.......................................................................10
        3.01   Location; Date...............................................................10
        3.02   General Procedure............................................................10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF IMAGYN AND SELLERS...........................11
        4.01   Incorporation and Corporate Power............................................11
        4.02   Execution, Delivery; Valid and Binding Agreement.............................11
        4.03   Authority; No Breach.........................................................11
        4.04   Governmental Authorities; Consents...........................................12
        4.05   Financial Statements.........................................................12
        4.06   Absence of Undisclosed Liabilities...........................................12
        4.07   Conduct of the Business; No Material Adverse Changes.........................12
        4.08   Absence of Certain Developments..............................................13
        4.09   Title to Properties; Reasonably Equivalent Value.............................14
        4.10   Accounts Receivable..........................................................15
        4.11   Inventory....................................................................15
        4.12   Tax Matters..................................................................15
        4.13   Contracts and Commitments....................................................16
        4.14   Intellectual Property Rights.................................................17
        4.15   Litigation...................................................................19
        4.16   Warranties...................................................................19
        4.17   Employees....................................................................19
        4.18   Employee Benefit Plans.......................................................20
        4.19   Insurance....................................................................21
        4.20   Affiliate Transactions.......................................................21
        4.21   Customers and Suppliers......................................................21
        4.22   Compliance with Laws; Permits................................................22
        4.23   Environmental Matters........................................................23
        4.24   Brokerage....................................................................23
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        4.25   Disclosure...................................................................23
        4.26   Sufficiency of Assets to Conduct the Business................................24
        4.27   Year 2000 Compliance.........................................................24

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER.........................................25
        5.01   Incorporation and Corporate Power............................................25
        5.02   Authorization; Valid and Binding Agreement...................................25
        5.03   No Breach....................................................................25
        5.04   Governmental Authorities; Consents...........................................25

ARTICLE VI.  COVENANTS OF IMAGYN AND SELLERS................................................25
        6.01   Conduct of the Business......................................................25
        6.02   Access to Books and Records, Employees and Customers.........................27
        6.03   Regulatory Filings...........................................................28
        6.04   Conditions...................................................................28
        6.05   No Negotiations, etc.........................................................28
        6.06   Noncompetition Covenant......................................................28
        6.07   Signs, Supplies, Names and Documents.........................................28
        6.08   Usage and Supply Agreement...................................................29
        6.09   Further Assurances...........................................................29
        6.10   Notification; Updates to Disclosure Schedule.................................29

ARTICLE VII.  COVENANTS OF BUYER............................................................30
        7.01   Regulatory Filings...........................................................30
        7.02   Conditions...................................................................31
        7.03   Usage and Supply Agreement...................................................31

ARTICLE VIII.  CONDITIONS TO CLOSING........................................................31
        8.01   Conditions to Buyer's Obligations............................................31
        8.02   Conditions to Imagyn's and Sellers' Obligations..............................34

ARTICLE IX.  TERMINATION....................................................................36
        9.01   Termination..................................................................36
        9.02   Effect of Termination........................................................36

ARTICLE X.  EMPLOYEE MATTERS................................................................36
        10.01  Termination..................................................................36
        10.02  Rehire.......................................................................37
        10.03  Health Coverage..............................................................37
        10.04  Vacation.....................................................................37
        10.05  Workers' Compensation........................................................38
        10.06  Other Employment-Related Liabilities.........................................38
        10.07  No Transfer of Imagyn's and Sellers' Plan Assets or Liabilities..............38
        10.08  Limitation on Enforcement....................................................38
        10.09  No Hire/No Solicitation......................................................38
        10.10  Continuation of Certain Employment Agreements................................38
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
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ARTICLE XI.  SURVIVAL; INDEMNIFICATION......................................................39
        11.01  Survival of Representations and Warranties...................................39
        11.02  Indemnification by Imagyn and Sellers........................................39
        11.03  Indemnification by Buyer.....................................................40
        11.04  Method of Asserting Claims...................................................41
        11.05  Offset Against Promissory Notes..............................................42
        11.06  Offset Against Earn-Out Payments.............................................42

ARTICLE XII.  MISCELLANEOUS.................................................................43
        12.01  Press Releases and Announcements.............................................43
        12.02  Expenses.....................................................................43
        12.03  Cooperation and Exchange of Information......................................43
        12.04  Bulk Sales Compliance........................................................43
        12.05  Amendment and Waiver.........................................................44
        12.06  Notices......................................................................44
        12.07  Assignment...................................................................44
        12.08  Severability.................................................................44
        12.09  Complete Agreement...........................................................44
        12.10  Counterparts.................................................................45
        12.11  Governing Law................................................................45
        12.12  Remedies.....................................................................45


Schedule 1.01(a)     --   List of Equipment
Schedule 1.01(b)     --   Personal Property Leases
Schedule 1.01(d)     --   Licenses, Contracts and Agreements
Schedule 1.01(i)     --   Business Names
Schedule 1.02(a)     --   Bank Accounts
Schedule 1.02(b)     --   Nonassignable Licensees, Permits or Other Certificates of Authority
Schedule 1.02(c)     --   Retained Business Assets
Schedule 10.01       --   Terminated Employees
Schedule 10.02       --   Offered Employees

EXHIBIT A -- Form of Promissory Note
EXHIBIT B -- Allocation of Purchase Price
EXHIBIT C -- Disclosure Schedule
EXHIBIT D -- Opinion of Imagyn's and Seller's Counsel
EXHIBIT E -- Opinion of Buyer's Counsel
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                            ASSET PURCHASE AGREEMENT
                            ------------------------

                This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of
October 7, 1998, is made and entered into by and between Timm Research Company, a Minnesota corporation ("Buyer"), Imagyn Medical Technologies, Inc., a Delaware corporation ("Imagyn"), Osbon Medical Systems, Ltd., a Georgia corporation and wholly owned subsidiary of Imagyn ("Osbon"), and Dacomed Corporation, a Minnesota corporation and wholly owned subsidiary of Imagyn ("Dacomed") (Osbon and Dacomed shall sometimes be referred to individually as a "Seller" or collectively as "Sellers").

                WHEREAS, Imagyn, Osbon and Dacomed are engaged in the business of developing, manufacturing and selling incontinence and impotence products, devices and services, including, without limitation, vacuum erection devices, impotence diagnostic products, impotence implantable products and all accessories related to these products (the "Business"); and

                WHEREAS, Imagyn and Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and acquire from Sellers, on the terms and subject to the conditions set forth in this Agreement, certain assets of Imagyn and Sellers that are currently being used by Imagyn and Sellers in the conduct of the Business.

                NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, Buyer, Sellers and Imagyn hereby agree as follows:

                                    ARTICLE I

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES
                  ---------------------------------------------

               1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Imagyn and Sellers shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Imagyn and Sellers, at the Closing (as defined in Section 3.01), all of Imagyn's and each Seller's right, title and interest in and to all of the assets of Imagyn and Sellers related to, or used in conjunction with, the Business (collectively, except for the assets expressly excluded in Section 1.02, the "Assets"), including, but not limited to:

                (a) All of the equipment (including manufacturing and inspection equipment), machinery, tooling, computers, work stations, test equipment, molds, forms, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Imagyn and Sellers and used by Imagyn and Sellers in the operation of the Business, wherever located, including, without limitation, those assets identified on Schedule 1.01(a);

                (b) Imagyn's and each Seller's interest in and benefits under all personal property leases to which Imagyn or each Seller is a party that are used in connection with the operation of the Business, which are identified on
Schedule 1.01(b);

                (c) All of Imagyn's and Sellers' inventories of supplies, raw materials, parts, finished goods, work-in-process, product prototypes and developments, samples and


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demonstration units, product labels and packaging materials used in connection with the Business, and Imagyn's and Sellers' interest in and benefits under all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

                (d) Imagyn's and each Seller's interest in and benefits under all licenses (including, without limitation, licenses for intellectual property), contracts or agreements with respect to the Business to which either
Imagyn or a Seller is a party, including, without limitation, that certain
License Agreement between Imagyn and Buyer dated February 25, 1997, relating to, among other things, the Uni-Cone pelvic muscle exercise device, the C3 male incontinence device and the Vessel Occlusive device, which is identified in detail on Schedule 1.01(d), as well as those other licenses, contracts or agreements identified on Schedule 1.01(d) as being assumed by the Buyer;

                (e) Imagyn's and each Seller's interest in and benefits under all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Imagyn or such Seller in connection with the Business;

                (f) All rights of Imagyn and each Seller in patents, patent applications, patent continuations or extensions, trademarks, service marks, trade names, corporate names, copyrights, CE marks, mask works, trade secrets or other intellectual property rights owned by, licensed by, licensed to or otherwise controlled by Imagyn or Sellers or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted, including, without limitation, the Proprietary Assets (as defined in Section 4.14) and those set forth in the Disclosure Schedule under the caption referencing Section 4.14 and including the rights to institute or maintain any action or investigation for and to recover damages for any past infringement thereof or any actions of unfair competition relating thereto;

                (g) All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Imagyn or either Seller and used in connection with the Business, whether such properties are located on Imagyn's or either Seller's business premises or on the business premises of Imagyn's or either Seller's suppliers or customers, including, without limitation, all software programs (including both source and object codes) and related documentation for software used in or developed for support of the Business and all master device records;

                (h) All (i) patterns, plans, designs, research data, trade secrets and other proprietary know-how, formulae and manufacturing processes, commercially practiced processes and inventions, in each case whether or not patentable in any jurisdiction and (ii) operating manuals, drawings, technology, manuals, data, records, procedures and research and development records, and any right to use or exploit any of the foregoing, in each case relating to the Business on the Closing Date;

                (i) The names listed on Schedule 1.01(i) or any combination of words in which any of such names appear or any rights associated with such names or any right to use such


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names in all jurisdictions in which Imagyn or either Seller either currently uses any such name or has any right to use any such names;

                (j) All of Imagyn's and Sellers' books, records and other documents and information relating to the Assets or the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, technical files, regulatory data, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records with respect to Hired Employees (as defined in Section 10.02), product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

                (k) All accounts or notes receivable owing to Imagyn or Sellers that relate to the Business;

                (l) The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

                (m) To the extent they are assignable, all permits, licenses and other governmental approvals held by Imagyn or either Seller with respect to the Business;

                (n) All prepaid expenses and deposits made by Imagyn or either
Seller with respect to the Business or the Assets;

                (o) Any rights to recovery by Imagyn or either Seller arising out of litigation with respect to the Business that is pending prior to or commences after the Closing Date;

                (p) All insurance policies of Imagyn or either Seller obtained in connection with the Business and all rights of recovery of Imagyn and Sellers under or arising out of such insurance policies to the extent that they relate to the Business or the Assets;

                (q) All ownership interest of Imagyn or either Seller in Osbon
Medical UK;

                (r) Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (i) above as used as a trademark, service mark or CE mark and all goodwill associated with and symbolized by any other trademark, service mark or CE mark, trade name or corporate name used in the conduct of the Business as now conducted), all related tangibles and intangibles which Imagyn or either Seller uses in the conduct of the Business and all rights to continue to use the Assets in the conduct of a going business; and

                (s) All other assets used in connection with the Business whether owned by Imagyn or either Seller (except for the Excluded Assets, as defined in Section 1.02).

Imagyn and Sellers expressly acknowledge that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer in
Section 1.03.


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               1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Imagyn and/or Sellers and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the
Assets:

                (a) All bank accounts of Imagyn and each Seller and all cash on deposit in such accounts with respect to the Business that are expressly listed on Schedule 1.02(a);

                (b) Such licenses, permits or other certificates of authority which, by their terms, are nonassignable, all of which are expressly listed on
Schedule 1.02(b);

                (c) Those assets used in the operation of the Business that are expressly listed on Schedule 1.02(c) (the "Retained Business Assets");

                (d) Any long-term (i.e., not payable within one year) accounts receivable owing to Imagyn and/or Sellers by Integrated Medical Resources, Inc.
("IMR") as of the time immediately preceding the Closing Date;

                (e) The rights of Imagyn and Sellers, if any, in or to the development, manufacture, regulatory approval or distribution of brachytherapy products and accessories;

                (f) The rights of Imagyn or Sellers, if any, in or to any of the catheters and other products used directly with catheters that were acquired by affiliates of Imagyn from the Intermed Group, Inc.;

                (g) The corporate minute books of Imagyn and Sellers; and

                (h) The Commercial Lease, dated July 31, 1998, by and between
Osbon and Julian Osbon relating to certain real and personal property located in Augusta, Georgia.


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               1.03 Assumption of Liabilities. As of the Closing Date:

               (a) Buyer shall assume, on behalf of Imagyn and Sellers, Imagyn's and Sellers' obligation to make payments or otherwise satisfy all accounts payable of Imagyn and Sellers (net of intercompany payables) which relate to the Assets or the operation of the Business prior to the Closing Date (the "Accounts
Payable") and are set forth on a schedule of Accounts Payable delivered to Buyer on the Closing Date (the "Accounts Payable Schedule"); provided, however, that
(i) Buyer shall only be obligated to assume responsibility for such Accounts
Payable and the Vacation Pay liabilities described in Section 1.03(b) (the
Accounts Payable and the Vacation Pay liabilities are collectively referred to herein as the "Assumed Liabilities") up to a total maximum of Two Million Three
Hundred Thousand Dollars ($2,300,000) (the "Assumed Liabilities Cap"), and (ii)
Buyer may, but shall not be obligated to, assume responsibility for Assumed
Liabilities in excess of the Assumed Liabilities Cap, in which event the form of consideration payable to Imagyn and Sellers on the Closing Date shall be modified in the manners contemplated by Section 2.02(a) and Section 2.02(c).
Imagyn and Sellers shall be jointly and severally liable for any and all Assumed
Liabilities in excess of the Assumed Liabilities Cap, and Buyer may, in its sole discretion, either (x) pay such Assumed Liabilities and obtain reimbursement from either Imagyn and/or either Seller for such payments, or (y) turn over to either Imagyn and/or either Seller such Assumed Liabilities, which then shall become the obligations and responsibilities of Imagyn and each Seller.

               (b) Buyer shall assume, pay, perform or otherwise satisfy all liabilities for accrued vacation pay owing to Hired Employees (the "Vacation
Pay"), subject to the limitations set forth in Section 1.03(b).

               (c) Buyer shall assume, pay, perform in accordance with their terms or otherwise satisfy Imagyn's and Sellers' executory obligations relating to the Assets or the operation of the Business under the leases, agreements, contracts, arrangements and licenses listed on Schedule 1.01(b) or Schedule
1.01(d) or described in Section 1.01(c) or Section 1.01(e), except that Buyer shall not have any responsibility for any termination fees that result from the transfer or attempted transfer of any international distribution agreements listed or referenced on Schedule 1.01(d) for which consents to the assignment of such agreements to Buyer have not be received.


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               1.04 Excluded Liabilities. Other than as set forth in Section
1.03, Imagyn and/or Sellers shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, obligations or undertakings of Imagyn or either Seller of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise. Imagyn and Sellers shall be responsible for all of the liabilities, obligations and undertakings of
Imagyn or either Seller not assumed by Buyer pursuant to Section 1.03.


                                   ARTICLE II

                                 PURCHASE PRICE
                                 --------------

               2.01 Purchase Price. The total purchase price (the "Purchase
Price") for the Assets shall be the sum of (a) Sixteen Million Eight Hundred
Thousand Dollars ($16,800,000), subject to adjustment pursuant to Section 2.04 of this Agreement, plus (b) the amount, if any, of the Earn-Out Payments (as defined in Section 2.05).

               2.02 Manner of Payment. Subject to the terms and conditions hereto, the Purchase Price shall be payable jointly to Imagyn and Sellers as follows:

               (a) Initial Payment. On the Closing Date, Buyer shall make a payment to Imagyn and Sellers by wire transfer to a bank account of Imagyn and Sellers designated by Imagyn and Sellers in writing prior to the Closing Date
(the "Bank Account") of (i) Thirteen Million Dollars ($13,000,000) (the "Base
Initial Payment"), less (ii) the amount of any adjustment made pursuant to
Section 2.04(a) of this Agreement, less (iii) the amount, if any, by which the total amount of the Assumed Liabilities that Buyer has assumed pursuant to
Section 1.03(a)(ii) exceeds the Assumed Liabilities Cap;

               (b) Promissory Note. On the Closing Date, Buyer shall deliver to
Imagyn and Sellers its promissory note, made payable jointly to Imagyn and each Seller, in the principal amount of One Million Five Hundred Thousand Dollars
($1,500,000) (the "Promissory Note"), substantially in the form attached to this Agreement as Exhibit A, which shall bear interest at the rate of six percent
(6%) per annum and shall be due and payable on the first anniversary of the Closing Date; provided, however, that payment of the Promissory Note shall be subject to offset for (i) any adjustment payment required by Section 2.04, (ii) any severance payment made by Buyer on behalf of Imagyn pursuant to Section
10.02, and (iii) indemnification claims of Buyer under Article XI of this Agreement;

               (c) Assumed Liabilities. Buyer shall provide consideration to Imagyn and Sellers in the amount of Two Million Three Hundred Thousand Dollars
($2,300,000) by assuming and paying on a timely basis all of the Assumed
Liabilities up to the Assumed Liabilities Cap; provided, however, that if the Assumed Liabilities are less than the Assumed Liabilities Cap, Buyer shall make an additional payment on the Closing Date to Imagyn and Sellers equal to the amount by which the Assumed Liabilities Cap exceeds the Assumed Liabilities by wire transfer to the Bank Account;


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

               (d) Earn-Out Payments. Following final determination of the amount of each Earn-Out Payment (as defined in Section 2.05), and in accordance with the procedures set forth in Section 2.05, Buyer shall, subject to Buyer's offset rights under Section 2.04, Section 10.02 and Article XI, make a payment of an amount equal to the Earn-Out Payment for such year to Imagyn and Sellers by wire transfer to the Bank Account; and

               (e) Allocation of Payments. Imagyn and each Seller shall distribute all payments to the Bank Account proportionately among Imagyn and each Seller based on the relative value of the Assets each entity sold to Buyer.

               2.03 Allocation of Purchase Price. Buyer, Imagyn and Sellers have allocated the Purchase Price among the Assets as set forth on Exhibit B, which exhibit shall be updated as of the Closing Date in such a manner as determined by Buyer subject to Imagyn's consent (which shall not be unreasonably withheld), after taking into account any appraisals which may be obtained by Buyer, the applicable Treasury Regulations and the fair market value of such items. Buyer shall prepare for filing all tax returns that may be required with respect to the transaction provided for herein pursuant to Section 1060 of the Internal
Revenue Code of 1986, as amended (the "Code"), any Treasury Regulations promulgated thereunder, any other similar provision of the Code and any other similar, applicable foreign, state or local tax law or regulation. Imagyn and each Seller shall provide information that may be required by Buyer for the purpose of preparing such tax returns, execute and file such Returns as requested by Buyer and file all other returns and tax information on a basis that is consistent with such tax returns prepared by Buyer.

               2.04 Working Capital Amount.

               (a) Prior to the Closing Date, Imagyn's and Buyer's representatives shall jointly conduct a physical count of the inventories included in the Assets, and Buyer shall review the books and records of the Business. Based on such count and review, Buyer, Imagyn and Sellers shall jointly prepare a statement setting forth the estimate of the amount of the Working Capital (as defined in Section 2.04(h)) of the Business as of the Closing Date (the "Preliminary Working Capital Amount"). In the event the
Preliminary Working Capital Amount is less than Eight Million Nine Hundred
Twenty-Five Thousand Dollars ($8,925,000), the Base Initial Payment shall be reduced, on a dollar-for-dollar basis, by the amount by which the Preliminary
Working Capital Amount is less than Nine Million Dollars ($9,000,000). There shall be no adjustment of the Base Initial Payment in the event the Preliminary
Working Capital Amount exceeds Eight Million Nine Hundred Twenty-Five Thousand
Dollars ($8,925,000).

                (b) Within forty-five (45) calendar days following the Closing
Date, Buyer shall, at its own expense, cause its independent accountants to review the books and records of the Business for the purpose of calculating the amount of the Working Capital of the Business as of the Closing Date (the "Final
Working Capital Amount"). The Final Working Capital Amount shall be determined in a manner consistent with generally accepted accounting principles ("GAAP"), as modified by the definition of Working Capital set forth in Section 2.04(h).
Buyer shall deliver a statement of the Final Working Capital Amount to Imagyn and Sellers within five (5) business days of the preparation thereof. In the event Imagyn or either Seller disagrees with the determination of the Final
Working Capital Amount set forth in the independent accountant's report, Imagyn shall notify Buyer of such disagreement within ten (10) business days of receipt of


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

such report and Imagyn shall further notify Buyer of the amount Imagyn has determined the Final Working Capital Amount to be within ten (10) business days of receipt of the statement of the Final Working Capital Amount. If such notice is not given, the determination of the Final Working Capital Amount set forth in the independent accountant's report will be final and binding. If Imagyn delivers the notice setting forth its disagreement with such determination, and Buyer and Imagyn are unable to resolve the disagreement within thirty (30) business days thereafter, Buyer and Imagyn agree to retain a mutually acceptable nationally recognized accounting firm not then performing services for either
Buyer or Imagyn (the "Accountants") to arbitrate the dispute and render a decision regarding the Final Working Capital Amount within forty-five (45) calendar days of such retention, which decision shall be final and binding on each of Buyer, Imagyn and Sellers. The party whose determination of the Final
Working Capital Amount is furthest from the amount determined by the Accountants shall bear its own costs and expenses of such arbitration, the fees and expenses of the Accountants and the out-of-pocket costs and expenses (including legal fees) of the other party.

                (c) In the event the Final Working Capital Amount equals or exceeds Eight Million Nine Hundred Twenty-Five Thousand Dollars ($8,925,000), and the Base Initial Payment was reduced pursuant to Section 2.04(a), Buyer shall make a refund payment to Imagyn and Sellers in the amount of such reduction. Such refund payment shall be made by wire transfer to the Bank
Account within ten (10) days after the determination of the Final Working
Capital Amount.

                (d) In the event the Final Working Capital Amount is less than both Eight Million Nine Hundred Twenty-Five Thousand Dollars ($8,925,000) and the Preliminary Working Capital Amount, Imagyn and Sellers shall make a refund payment to Buyer in an amount equal to either: (i) in the event the Base Initial
Payment was reduced pursuant to Section 2.04(a), the amount by which the Preliminary Working Capital Amount exceeds the Final Working Capital Amount, or
(ii) in the event the Base Initial Payment was not reduced pursuant to Section
2.04(a), the amount by which the Final Working Capital Amount is less than Nine
Million Dollars ($9,000,000). Such refund payment shall be made within ten (10) days after the determination of the Final Working Capital Amount by wire transfer to a bank account to be specified by Buyer.

                (e) In the event the Final Working Capital Amount is less than Eight Million Nine Hundred Twenty-Five Thousand Dollars ($8,925,000) but exceeds the Preliminary Working Capital Amount, Buyer shall make a refund payment to Imagyn and Sellers in the amount by which the Final Working Capital Amount exceeds the Preliminary Working Capital Amount. Such refund payment shall be made by wire transfer to the Bank Account within ten (10) days after the determination of the Final Working Capital Amount.

                (f) In the event the Final Working Capital Amount exceeds Nine
Million Seventy-Five Thousand Dollars ($9,075,000), Buyer shall deliver to
Imagyn and Sellers a promissory note (the "Adjustment Note"), made jointly payable to Imagyn and Sellers, in a principal amount equal to the amount by which the Final Working Capital Amount exceeds Nine Million Dollars
($9,000,000). The Adjustment Note shall be in a form that is substantially comparable to the Promissory Note and shall have the same payment terms and shall be subject to the same offset rights as the Promissory Note. In the event the Final Working Capital Amount


                                       9

exceeds Nine Million Seventy-Five Thousand Dollars ($9,075,000) and the Base Initial Payment was reduced pursuant to Section 2.04(a), Buyer also shall make the refund payment pursuant to Section 2.04(c).

                (g) The effect of this Section 2.04 shall be that, in the event the Final Working Capital Amount is equal to or between Eight Million Nine Hundred Twenty-Five Thousand Dollars ($8,925,000) and Nine Million Seventy-Five Thousand Dollars ($9,075,000), there shall be no adjustment to the Purchase Price. In the event the Final Working Capital Amount is either below Eight Million Nine Hundred Twenty-Five Thousand Dollars ($8,925,000) or above Nine Million Seventy-Five Thousand Dollars ($9,075,000), the Purchase Price shall be adjusted in an amount equal to the difference between the Final Working Capital Amount and Nine Million Dollars ($9,000,000).

                (h) For purposes of this Agreement, the term "Working Capital" means the sum of the value of the "qualified inventory" (i.e., non-obsolete inventory pertaining to the product lines of the Business being acquired) plus net receivables (i.e., bona fide receivables relating to the product lines of the Business being acquired less bad debt reserves, as determined in a manner consistent with the accrual process used by Imagyn and Sellers prior to the date of this Agreement).

               2.05 Earn-Out Payments.

                (a) With respect to each of the five (5) successive years beginning on the first day of the first calendar month immediately following the Closing Date (each such year, an "Earn-Out Year"), Buyer shall, subject to Buyer's offset rights contained in Section 2.04, Section 10.02 and Article XI of this Agreement, make an additional payment to Imagyn and Sellers (each, an "Earn-Out Payment" and collectively, the "Earn-Out Payments") in an amount equal to forty percent (40%) times the total dollar amount by which net revenues (i.e., gross sales revenues less returns, and less write-offs and allowances based on the average five-year accounts receivable bad debt reserve rate for the vacuum erection device portion of the Business) from the sale by Buyer of vacuum erection devices ("Net Revenues") for such Earn-Out Year exceeds Eight Million Dollars ($8,000,000) (the "Minimum Sales Volume"); provided, however, that the total amount of the Earn-Out Payments shall not exceed Nine Million Dollars ($9,000,000).

                (b) Within 45 days following the end of each Earn-Out Year, Buyer shall prepare and send to Imagyn a statement (the "Earn-Out Statement"), together with reasonable supporting documentation, indicating (i) the Net Revenues for such Earn-Out Year, (ii) whether the Minimum Sales Volume was reached for such Earn-Out Year, (iii) the amount of the Earn-Out Payment, if any, for such Earn-Out Year, and (iv) the amount, if any, by which such Earn-Out Payment was reduced to satisfy Buyer's offset rights contained in Section 2.04,
Section 10.02 and Article XI of this Agreement, together with the Earn-Out Payment, if any, specified in such Earn-Out Statement. In the event Imagyn or Sellers disagree with the Earn-Out Payment for any year, Imagyn shall notify Buyer of such disagreement within thirty (30) business days of receipt of the Earn-Out Statement. If such notice is not given, the determinations set forth in the Earn-Out Statement will be final and binding. If Imagyn delivers the notice setting forth the disagreement with such determination, and Buyer and Imagyn are unable to resolve the disagreement within thirty (30) business days thereafter, Buyer and Imagyn agree to retain a mutually acceptable nationally recognized accounting firm not then performing services for either Buyer or Imagyn (the "Accounting Firm") to arbitrate the dispute and render a decision regarding the Earn-Out Payment within forty-five (45) calendar days of such retention, which decision shall be final and binding on each of Buyer, Imagyn and Sellers. The Accounting Firm shall conduct such arbitration by reviewing the Earn-Out Statement with the understanding that the Earn-Out Statement was prepared in accordance with GAAP applied on a consistent basis for each Earn-Out Year. The party whose determination of the Earn-Out Payment is furthest from the amount determined by the Accounting Firm shall bear its own costs and expenses of such arbitration, the fees and expenses of the Accounting Firm and the out-of-pocket costs and expenses (including legal fees) of the other party thereto.

                (c) Notwithstanding any provisions in Section 2.05 to the contrary, Buyer shall have a right to deduct from any then-owing or future Earn-Out Payments all amounts owing to Buyer pursuant to the offset rights under
Section 2.04 and Section 10.02 and the indemnification provisions of Article XI of this Agreement; provided further that any then-owing or future Earn-Out Payments shall be paid to Imagyn and Sellers only following Imagyn's or Sellers' full satisfaction of Buyer's offset rights under Section 2.04 and Section 10.02 and any Buyer Losses (as that term is defined in Section 11.02(a)).


                                   ARTICLE III

                                     CLOSING
                                     -------

               3.01 Location; Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota on a date to be specified by the parties, which shall be no later than the third (3) business day after satisfaction or waiver of the conditions set forth in Article VIII of this Agreement. The date on which the Closing occurs is referred to herein as the "Closing Date," and the Closing shall be deemed effective as of 8:00 a.m., Minneapolis time, on the Closing Date.

               3.02 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII of this Agreement and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF IMAGYN AND SELLERS
              ----------------------------------------------------

                Imagyn and each Seller jointly and severally represent and warrant to Buyer that, except as set forth in the Disclosure Schedule attached to this Agreement as Exhibit C (the "Disclosure Schedule") (which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the sections to which such exceptions apply):

               4.01 Incorporation and Corporate Power. Each of Imagyn and each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on the Business as now being conducted and to own, lease and operate the Assets. Each of Imagyn and each Seller is qualified as a foreign corporation to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified and in which the failure to be so qualified would have a material adverse effect on the financial or operating condition of the Business. All the outstanding capital stock of each Seller is owned beneficially and of record by Imagyn.

               4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Imagyn and each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective board of directors of Imagyn and each Seller and by the shareholders of each Seller, and no other proceedings on the part of Imagyn or either Seller (including, without limitation, approval of the shareholders of Imagyn) are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Imagyn and each Seller and constitutes the valid and binding obligation of Imagyn and each Seller, enforceable against Imagyn and each Seller in accordance with its terms.

               4.03 Authority; No Breach. Each of Imagyn and each Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Imagyn and each Seller and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate or Articles of Incorporation or Bylaws of Imagyn or either Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Imagyn or either Seller or the Assets are bound or affected (other than consents required under Section 8.01(c)), or any law, statute, rule or regulation or order, judgment or decree to which Imagyn, either Seller or the Assets are subject.

               4.02 Governmental Authorities; Consents. Except as contemplated by Section 6.03, neither Imagyn nor either Seller is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Imagyn or either Seller in connection with its execution, delivery or performance of this Agreement or the transactions contemplated thereby.

               4.05 Financial Statements. Imagyn and Sellers have delivered to Buyer copies of (a) an unaudited balance sheet, as of August 31, 1998, of the Business (the "Latest Balance Sheet") and the unaudited statements of income and expenditure and cash flows of the Business for the five-month period then ended (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements") and (b) an unaudited balance sheet, for fiscal years 1997 and 1998, of the Business and unaudited statements of income and expenditure and cash flows of the Business for each of the fiscal years then ended (collectively, the "Annual Financial Statements"). The Latest Financial Statements and the Annual Financial Statements are based upon the information contained in the books and records of Imagyn and Sellers and fairly present the financial condition of the Business as of the dates thereof and results of operations for the periods referred to therein. The Annual Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes and may not contain prior period comparative data which are required to be prepared in accordance with GAAP) consistently with the Annual Financial Statements and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

               4.06 Absence of Undisclosed Liabilities. With respect to the Assets or the operations of the Business, neither Imagyn nor either Seller has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) as reflected in the Latest Balance Sheet, (ii) for liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), or (iii) as otherwise set forth in the Disclosure Schedule. The Accounts Payable Schedule accurately and completely identifies all outstanding and unpaid accounts payable arising from the operation of the Business prior to the Closing Date.

               4.07 Conduct of the Business; No Material Adverse Changes. Since the date of the Latest Balance Sheet (the "Balance Sheet Date"), (i) the Business has been conducted in the ordinary course of business consistent with past practice, and (ii) there has been no material adverse change in the Assets, or the financial condition, operating results, customer, employee or supplier relations, business condition or prospects of the Business.

               4.08 Absence of Certain Developments. Since the Balance Sheet Date, neither Imagyn nor either Seller has, in each case, with respect to the Assets or the Business:

                (a) borrowed any amount or incurred or become subject to any liability except (i) current liabilities incurred in the ordinary course of business of the Business and (ii) liabilities under contracts entered into in the ordinary course of business of the Business;

                (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance ("Liens"), any of the Assets;

                (c) discharged or satisfied any Liens or paid any liability, other than current liabilities paid in the ordinary course of business of the Business;

                (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets of the Business or canceled any debts or claims, except in the ordinary course of business of the Business;

                (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, CE marks, trade secrets or other intangible assets used in or held for use in the Business;

                (f) disclosed, to any person other than Buyer and authorized representatives of Buyer, any proprietary confidential information of the Business or otherwise related to the Assets, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Schedule and is in full force and effect on the date;

                (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

                (h) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any "insider" (as defined in Section 4.20) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Schedule, or the transactions contemplated by this Agreement;

                (i) suffered any material theft, damage, destruction or loss of or to the Assets or any property or properties owned or used by it in connection with the Business, whether or not covered by insurance;

                (j) made or granted any bonus or any wage, salary or compensation increase to any employee of the Business who earns more than $50,000 per year, or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

                (k) made any single capital expenditure or commitment therefor in excess of $10,000;

                (l) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $10,000; or

                (m) agreed or committed to any of the actions referred to in clauses (a) through (l) above.

                4.09 Title to Properties; Reasonably Equivalent Value

                (a) Neither Imagyn nor either Seller owns any real property which is used in the operation of the Business. The real property and personal property leased by Imagyn and/or Sellers for use in the operation of the Business are described on Schedule 1.01(b) and constitute all of the real property and personal property leased by either Imagyn or Sellers in connection with the Business.

                (b) Imagyn and sellers own and have good and marketable title to the Assets free and clear of all Liens, except for Liens set forth in the Disclosure Schedule. There are no liens for Taxes (as defined in Section 4.12(b)) upon any of the Assets, except liens for Taxes not yet due. No filings with any state or local entity under the laws of any of the states where any Assets are located are required to be made such that the failure to do so would result in Buyer becoming liable for unpaid taxes of Imagyn or either Seller.

                (c) Schedule 1.01(a) lists all the Assets that constitute equipment (including manufacturing and inspection equipment), machinery, tooling, computer, work stations, test equipment, molds, forms, vehicles, furniture, fixtures, furnishings and leasehold improvements. Except as otherwise described in the Disclosure Schedule, all of the Assets identified in Schedule 1.01(a) and all other tangible assets necessary for the conduct of the Business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. There are no defects in such Assets or other conditions relating thereto that, in the aggregate, materially adversely affect the operation or value of such Assets. Imagyn and Sellers own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Business.

                (d) The Purchase Price to be received by Imagyn and Sellers is a reasonably equivalent value in exchange for all of the Assets sold pursuant to this Agreement. Imagyn and Sellers shall ensure that the Purchase Price is distributed from the Bank Account proportionately among Imagyn and each Seller based on the relative value of the Assets each entity sold to Buyer.

               4.10 Accounts Receivable. The accounts receivable of the Business reflected on the Latest Balance Sheet are, and all accounts receivable that arise between the date of the Latest Balance Sheet and the Closing Date will be, valid receivables, are not subject to valid counterclaims or setoffs (including setoffs as a result of product returns) or Liens, and are, or will be, collectible by Buyer in the ordinary course of business, except as otherwise described in the Disclosure Schedule, and except to the extent of the bad debt reserve and equipment reserve reflected on the Latest Balance Sheet or, with respect to accounts receivable arising between the date of the Latest Balance Sheet and the Closing Date, a comparable bad debt reserve.

               4.11 Inventory. All inventories of raw materials, work in process and finished goods relating to the Business consists of items of a quality and quantity usable and, with respect to finished goods only, salable at Imagyn's and/or Sellers' normal profit levels, in each case, in the ordinary course of the business. All inventories of finished goods generated by the Business are not slow-moving, as determined in accordance with past practices, obsolete or damaged and are merchantable and fit for their intended use. Each of Imagyn and each Seller has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required timely to fill current orders on hand with respect to the Business that require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. As of the date of the Latest Balance Sheet, the values at which such inventory is carried on the Latest Balance Sheet have been determined in accordance with GAAP consistently applied. The Disclosure Schedule contains a materially complete and accurate summary of Imagyn's and Sellers' inventory of raw materials, work in progress and finished goods relating to the Business as of August 31, 1998.

                4.12 Tax Matters

                (a) Imagyn and Sellers have timely filed all income, excise, corporate franchise, property, payroll and other tax returns or reports required to be filed by it with respect to the Assets or the Business, as of the date hereof, by any foreign country, the United States of America and any state or other political subdivision thereof and has paid all Taxes and assessments relating to the time periods covered by such returns or reports which are due and payable prior to the date of this Agreement. The amounts set up as provisions for Taxes in the Latest Balance Sheet are sufficient for the payment of all unpaid federal, foreign, state or local taxes of Imagyn or either Seller relating to the Business or the Assets accrued for or applicable to all periods ended on or prior to the date of this Agreement, or which may subsequently be determined to be owing by Imagyn or either Seller with respect to all periods ending on or prior to the Closing Date. There are no present disputes as to Taxes of any nature payable by Imagyn or either Seller which affect the Business.

                (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including without limitation all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Imagyn or Sellers or any affiliate of Imagyn or Sellers.

                4.13 Contracts and Commitments

                (a) The Disclosure Schedule lists the following contracts, commitments or binding understandings, whether oral or written, to which Imagyn or either Seller is a party, which are currently in effect and which relate to the operation of the Business or the Assets:

                       (i) Each contract with any dealer, distributor, broker, agent or sales representative, whether or not it has expired.

                       (ii) Each executory or partially executory contract, agreement, or commitment by Imagyn or either Seller for delivery of its products or services over a period of more than thirty (30) days from the date of this Agreement or for an aggregate annual price of more than $10,000.

                       (iii) Each contract, agreement or arrangement made in the course of ordinary business by Imagyn or either Seller involving an annual expenditure of more than $10,000 for the purchase or lease of any services, materials, supplies or equipment.

                       (iv) Each contract or commitment for capital expenditures in excess of $10,000.

                       (v) Each contract continuing over a period of more than twelve (12) months from its date, which is not terminable by Imagyn or either Seller upon not more than thirty (30) days' notice.

                       (vi) Each agreement for the sale of any capital asset.

                       (vii) With respect to each Offered Employee (as defined in Section 10.02), each employment contract or agreement relating thereto, including any bonus, incentive or deferred compensation plans, any confidentiality or non-compete agreements, and any arrangements which encourage or compensate employees of Imagyn or either Seller or any affiliate to accept employment or stay with Imagyn or either Seller following the Closing Date.

                       (viii) Each plan or contract or arrangement of Imagyn or either Seller providing for pensions, life insurance, medical insurance, disability insurance, vacations and other employees' benefits or compensation plans for employees of the Business, whether formal or informal.

                       (ix) Each agreement, if any, with any union covering employees of the Business.

                       (x) Each confidentiality agreement, non-compete agreement or any contract that would prohibit Imagyn or either Seller from freely engaging in business anywhere in the world.

                       (xi) Each agreement not made in the ordinary course of the conduct of the Business.

                       (xii) Each agreement not otherwise discussed to which Imagyn or either Seller or any affiliate is a party or which has, or may have, a material effect on the Business or its future business prospects.

                       (xiii) Each Agreement relating to the sale, license or development of any Proprietary Asset (as defined in Section 4.14).

                (b) Imagyn and Sellers have each performed all obligations required to be performed by them in connection with the contracts or commitments listed on any of the Schedules to this Agreement or otherwise required to be disclosed in the Disclosure Schedule and are not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; neither Imagyn nor either Seller has any present expectation or intention of not fully performing any material obligation pursuant to any such contract or commitment; and neither Imagyn nor either Seller has knowledge of any breach or anticipated breach by any other party to any such contract or commitment.

                (c) Prior to the date of this Agreement, Buyer has been supplied with a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, listed on any of the Schedules to this Agreement or otherwise referred to under the caption referencing this Section 4.13 in the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

                4.14 Intellectual Property Rights

                (a) The Disclosure Schedule describes all rights (registered or unregistered) in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, CE marks, mask works, trade secrets, know-how or other intellectual property rights owned by, licensed by, licensed to or otherwise controlled by Imagyn or either Seller in connection with the conduct of the Business or used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted (the "Proprietary Assets"). Imagyn and Sellers own and possess all right, title and interest, or hold a valid license, in and to the rights described in the Disclosure Schedule under such caption free and clear of all Liens. The Disclosure Schedule describes all Proprietary Assets that have been licensed to third parties and those Proprietary Assets that are licensed from third parties. Imagyn and Sellers have taken all necessary action to protect the Proprietary Assets. Neither Imagyn nor either Seller has received any notice of, nor are there any facts known to Imagyn or either Seller which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Proprietary Assets. No claim by any third party contesting the validity of any Proprietary Assets has been made, is currently outstanding or, to the best knowledge of Imagyn or either Seller, is threatened. Neither Imagyn nor either Seller has received any notice of any infringement, misappropriation or violation by Imagyn or either Seller of any intellectual property rights of any third parties or is aware of any claim pending or threatened to such effect, and neither Imagyn nor either Seller has infringed, misappropriated or otherwise violated any such intellectual property rights. No infringement, illicit copying, misappropriation or violation has occurred or will occur with respect to products currently being sold by Imagyn or either Seller or with respect to the products currently under development (in their present state of development) or with respect to the conduct of the Business as now conducted.

                (b) Except as set forth in the Disclosure Schedule, neither Imagyn nor any Seller is obligated to make any payment to any person for the use of any Proprietary Assets. Except as set forth in the Disclosure Schedule, neither Imagyn nor any Seller has developed jointly with any other person any Proprietary Assets with respect to which such other person has any rights and each Proprietary Asset was created solely by employees who have executed and delivered an Employee Inventions, Proprietary Right, Assignment and Inventions Agreement in the form previously delivered to Buyer or other similar form, which agreement contained no exceptions to or exclusions from the scope of coverage.

                (c) To the knowledge of Imagyn and each Seller, no other person has or is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person infringes or conflicts with, any Proprietary Asset. To the knowledge of Imagyn and each Seller, no Proprietary Asset is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or sale thereof by Imagyn or either Seller.

                (d) Except as set forth in the Disclosure Schedule, neither Imagyn nor either Seller has licensed any Proprietary Assets to any person on an exclusive basis, and neither Imagyn nor either Seller has entered into any covenant not to compete or contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any person. Neither Imagyn nor either Seller has offered for sale, or entered into non-confidential preliminary negotiations or discussions with respect to a sale, of any Proprietary Assets during the year prior to filing any patent application with respect to such Proprietary Assets. Except as set forth in the Disclosure Schedule, neither Imagyn nor either Seller has entered into any agreement to indemnify any other person against any charge of infringement of any Proprietary Assets.

                (e) Except as set forth in the Disclosure Schedule, (i) all senior management, sales representatives and other employees involved in research and development of Imagyn and each Seller since January 1, 1997 have executed and delivered to Imagyn or such Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidentiality Agreement for Osbon and the Employee Proprietary Information Agreement for Imagyn previously delivered to Buyer, and (ii) all consultants and independent contractors to Imagyn and each Seller since January 1, 1997 have executed and delivered to Imagyn or such Seller an agreement (containing no exceptions to or exclusions from the scope of its coverage) that contains substantially the same restrictions as set forth in the form of Confidentiality Agreement for Osbon and the Employee Proprietary Information Agreement for Imagyn previously delivered to Buyer.

               4.15 Litigation. Except as set forth in the Disclosure Schedule, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Imagyn or either Seller, threatened against Imagyn or either Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, court, agency or instrumentality, domestic or foreign, which (i) relate to the Business or the Assets (including but not limited to bankruptcy filings by or against Imagyn or either Seller), or (ii) seek to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, and there is no reasonable basis known to Imagyn or either Seller for any of the foregoing. Neither Imagyn nor either Seller has received any opinion or legal advice to the effect that Imagyn or either Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Assets, financial condition, operating result, business condition or prospects of the Business.

               4.16 Warranties. The Disclosure Schedule summarizes all claims outstanding, pending or, to the best knowledge of Imagyn or either Seller, threatened for breach of any warranty relating to any products of the Business sold by Imagyn or either Seller prior to the date of this Agreement. The description of product warranties applicable to products sold by the Business set forth in the Disclosure Schedule is correct and complete. The reserve for warranty claims on the Latest Balance Sheet is consistent with Imagyn's and Sellers' prior practices and is fully adequate to cover all warranty claims made or to be made against Imagyn or Sellers in connection with any products of the Business sold prior to the date of this Agreement.

                4.17 Employees

                (a) The Disclosure Schedule lists each employee of Imagyn or either Seller who performs functions in connection with the Business and the position, title, remuneration

(including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

                (b) Except as set forth in the Disclosure Schedule and only with respect to employees of Imagyn or either Seller who perform functions in connection with the Business and who are Offered Employees: (a) to the best knowledge of Imagyn and Sellers, no Offered Employee has any plans to terminate his or her employment; (b) in connection with the employment of the Offered Employees, Imagyn and Sellers have complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) neither Imagyn nor either Seller has any material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against Imagyn nor Sellers nor are Imagyn or Sellers aware of any facts that would give rise to such a claim; (e) to the best knowledge of Imagyn and Sellers, no Offered Employee is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; and (f) no employee or former employee of Imagyn or either Seller has any claim with respect to any intellectual property rights of Imagyn or Sellers set forth in the Disclosure Schedule.

                (c) The employment agreements identified in Section 10.10 are in full force and effect. Neither Imagyn nor either Seller is in default with respect to the obligations under such employment agreements, and Imagyn and Sellers have complied with all material terms of such employment agreements. The employment agreements expire on December 29, 1998, unless earlier terminated in accordance with the respective provisions of such agreements, and no extensions beyond such date have been made or otherwise agreed upon. Prior to the date of this Agreement, Buyer has been supplied with true and correct copies of such employment agreements, together with all amendments, waivers or other changes thereto.

                4.18 Employee Benefit Plans

                (a) Except as set forth in the Disclosure Schedule, with respect to all employees and former employees of Imagyn or Sellers who perform or performed functions in connection with the Business and all dependents and beneficiaries of such employees and former employees: (i) neither Imagyn nor Sellers maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) neither Imagyn nor Sellers maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) neither Imagyn nor Sellers maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) neither Imagyn nor Sellers maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                (b) Neither Imagyn nor Sellers contribute (and have not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Neither Imagyn nor Sellers have actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Neither Imagyn nor Sellers have any actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 4.18 in the Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

               4.19 Insurance. The Disclosure Schedule lists and briefly describes each insurance policy maintained by Imagyn or Sellers with respect to the Assets and operations of the Business and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. Neither Imagyn nor either Seller is in default with respect to its obligations under any of any insurance policies relating to the Assets or the Business. Except as set forth in the Disclosure Schedule, there are no pending or threatened claims under such policies.

               4.20 Affiliate Transactions. Except as disclosed in the Disclosure Schedule, and other than pursuant to this Agreement, no officer, director or executive employee of Imagyn or either Seller or any member of the immediate family of any such officer, director or executive employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "insiders"), has any agreement with Imagyn or either Seller (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business (other than ownership of capital stock of Imagyn). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Imagyn or either Seller or in any person, firm or entity from whom or to whom Imagyn or either Seller leases any property, or in any other person, firm or entity with whom Imagyn or either Seller transacts business of any nature. For purposes of this
Section 4.20, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director or employee.

               4.21 Customers and Suppliers. The Disclosure Schedule lists the twenty-five (25) largest customers and suppliers of Imagyn and Sellers relating to the Business for the most-recent fiscal year and for the five-month period ended August 31, 1998 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Business attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier of the Business listed on the Disclosure Schedule has indicated that it will stop or decrease the rate of business done with Imagyn or Sellers.

                4.22 Compliance with Laws; Permits

                (a) Imagyn, each Seller and their officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including but not limited laws, ordinances, rules, regulations, orders, judgments, decrees, codes and other requirements promulgated or rendered by any federal, state, local or foreign governmental or regulatory authority or organization (including without limitation the U.S. Food and Drug Administration ("FDA")) (a "Governmental Agency") pertaining to product labeling, consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the Business or the Assets and to which Imagyn or Sellers may be subject, and no claims have been filed against Imagyn or either Seller alleging a violation of any such laws, regulations or other requirements. Neither Imagyn nor either Seller has any knowledge of any action, pending or threatened, to change any laws, rules, regulations or ordinances affecting the Assets or the Business. Neither Imagyn nor either Seller is relying on any exemption from or deferral of any such applicable law, regulation or other requirement in connection with the operation of the Business that would not be available to Buyer after it acquires the Assets.

                (b) Except as set forth in the Disclosure Schedule, since January 1, 1995, (i) neither Imagyn nor either Seller has been required by any Governmental Agency to make, nor has voluntarily undertaken, any product recall,
(ii) neither Imagyn nor either Seller has been restrained in the research, clinical trials, development, manufacture, production, marketing, advertising, distribution, licensing, use, offer for sale or sale of any products of the Business, except any limitations imposed in connection with the FDA's approval of any products of the Business, and, to the knowledge of Imagyn and Sellers, there is no such action or proceeding threatened by the FDA or any other Governmental Agency against Imagyn or either Seller relating to any products of the Business, and (iii) there have not been any written notices, citations or decisions by any Governmental Agency that any product (whether commercialized or in development) produced, manufactured, marketed, tested or distributed at any time by Imagyn or either Seller is defective or fails to meet any applicable regulations or standards promulgated by any such Government Agency.

                (c) Imagyn and/or Sellers have, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct the Business and own and operate Assets (collectively, the "Permits"). A true, correct and complete list of all the Permits is set forth in the Disclosure Schedule, with an indication as to whether the Permit is assignable to Buyer. Imagyn and Sellers have conducted the Business in compliance with all material terms and conditions of the Permits, and neither Imagyn nor either Seller has received any notice from any governmental authority canceling, rescinding, materially modifying or refusing to renew any such Permit.

                (d) In connection with the Business, neither Imagyn nor either Seller has made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Imagyn or Sellers in connection with any actual or proposed transaction nor has Imagyn nor either Seller violated the Foreign Corrupt Practices Act in connection with the operation of the Business.

                (e) In particular, but without limiting the generality of the foregoing, neither Imagyn nor Sellers have violated and has no liability, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety in connection with the Business.

               4.23 Environmental Matters. There are no material environmental liabilities (whether accrued, absolute, contingent or otherwise) of Imagyn or Sellers with respect to the Assets or the Business. No tanks, containers, cylinders, drums or cans containing any hazardous or toxic wastes, materials or substances, pollutants or contaminants were unlawfully discharged or buried on any of Imagyn's or either Seller's properties used in the Business or with respect to the Assets by Imagyn or either Seller or any other person during or preceding Imagyn's or such Seller's ownership of an interest in such premises, and neither Imagyn nor either Seller has unlawfully disposed of any hazardous or toxic waste, materials or substances, pollutants or contaminants with respect to the Assets or the Business.

               4.24 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Imagyn or Sellers other than the fees and expenses of Salomon Smith Barney, which fees and expenses will be paid by Imagyn or Sellers.

               4.25 Disclosure. Neither this Agreement nor any of the Exhibits nor any of the documents delivered by or on behalf of Imagyn or Sellers pursuant to Article VIII nor the Disclosure Schedule nor any of the financial statements referred to in Section 4.05, taken as a whole, contain any untrue statement of a material fact regarding Imagyn, either Seller or the Business or any of the other matters dealt with in this Article IV relating to Imagyn, either Seller, the Assets, the Business or the transactions contemplated by this Agreement. This Agreement, the Schedules, the Exhibits, the documents delivered to Buyer by or on behalf of Imagyn or Sellers pursuant to Article VIII, the Disclosure Schedule and the financial statements referred to in Section 4.05, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to Buyer of which any officer or director of Imagyn or either Seller is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the Assets or the Business, including operating results, assets, customer relations, employee relations and business prospects.

               4.26 Sufficiency of Assets to Conduct the Business. Except as otherwise described in the Disclosure Schedule, the Assets constitute all of the assets necessary to conduct the Business in the manner in which it has been conducted by Imagyn and Sellers in the ordinary course of the Business prior to the Closing Date.

               4.27 Year 2000 Compliance. All software, hardware and firmware, and all products and equipment with computer components included in the Assets, transferred under this Agreement are Year 2000 Compliant (as defined below) and will properly record, store, process, manage, specify and print four digit dates (and data involving or based on four digit dates) falling on or after January 1, 2000, in the same manner, and with the same functionality, accuracy, data integrity and performance as such software, hardware and firmware, and such products and equipment with computer components, record, store, process, manage, specify and print calendar dates and date data (and data utilizing or based on that data) falling on or before December 31, 1999. Such software, hardware and firmware, and such products and equipment with computer components, will operate properly with other software used in the Business which interacts in any way with the Assets, including without limitation other software which delivers records to, or receives records from, such Assets. Each of Imagyn and each Seller has warranties from all of its suppliers related to such supplier's products and business processes, and neither Imagyn nor either Seller has any knowledge that any such products or business processes are not Year 2000 Compliant. For purposes of the foregoing, "Year 2000 Compliant" means the ability to provide the following functions:

                (a) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                (b) Function accurately in accordance with all requirements of its specifications and without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

                (c) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                (d) Store and provide output of date information in ways that are unambiguous as to century.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

               Buyer represents and warrants to Imagyn and each Seller that:

               5.01 Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to enter into this Agreement and perform its obligations under this Agreement.

               5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.

               5.03 No Breach. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer is subject.

               5.04 Governmental Authorities; Consents. Except as contemplated by Section 7.01, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery or performance of this Agreement or the transactions contemplated hereby.

                                   ARTICLE VI

                         COVENANTS OF IMAGYN AND SELLERS
                         -------------------------------

               6.01 Conduct of the Business. In connection with the ownership and operation of the Business or the use of the Assets, Imagyn and Sellers agree to observe each term set forth in this Section 6.01 and agree that, from the date of this Agreement until the Closing Date, unless otherwise consented to by Buyer in writing:

                (a) The Business shall be conducted only in, and neither Imagyn nor Sellers shall take any action except in, the ordinary course of Imagyn's and Sellers' business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Imagyn's and Sellers' past custom and practice;

                (b) Neither Imagyn nor either Seller shall, directly or indirectly, do or permit to occur any of the following insofar as they relate to the Business or the Assets: (i) sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of business; (ii) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets; (iii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (iv) permit any accounts payable owed to trade creditors to remain outstanding for any period beyond practices currently in place; (v) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (vi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 6.01(b);

                (c) Neither Imagyn nor either Seller shall, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any of the Offered Employees; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay for any Offered Employee or with respect to any increase of benefits in effect on the date of this Agreement;

                (d) Neither Imagyn nor either Seller shall adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any Offered Employees;

                (e) Neither Imagyn nor either Seller shall cancel or terminate its current insurance policies covering the Assets and the Business, or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                (f) Imagyn and each Seller shall each (i) use its best efforts to preserve intact the organization and goodwill of the Business, keep available the services of Sellers' officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Imagyn or Sellers in connection with the Business; (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations with respect to the Business; (iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify Buyer of any emergency or other change in the normal course of the Business or in the operation of the properties of the Business and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Imagyn or Sellers or to Imagyn's, Sellers' or Buyer's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify Buyer in writing if either Imagyn or Sellers shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect;

                (g) Imagyn and Sellers shall file any tax returns, elections or information statements with respect to any liabilities for Taxes of Imagyn or Sellers or other matters relating to Taxes of Imagyn or Sellers which affect the Assets and pursuant to applicable law must be filed prior to the Closing Date;

                (h) Neither Imagyn, Sellers nor any of their affiliates shall make any election with respect to Taxes, change an annual accounting period, adopt or change any accounting method or file any amended return, report or form, if such election, adoption, change or filing would have the effect of increasing the tax liability of the Buyer with respect to any period ending after the Closing Date; and

                (i) Neither Imagyn nor Sellers shall perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of
Section 4.08, except as otherwise expressly permitted by the provisions of
Section 4.08.

               6.02 Access to Books and Records, Employees and Customers. Between the date of this Agreement and the Closing Date, Imagyn and Sellers shall afford to Buyer and its authorized representatives (the "Buyer's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, equipment, inventories, books, records, officers, employees and other items of the Business, and the work papers of Imagyn's and Sellers' independent accountants (insofar as the work relates to the Business or the Assets), and otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business and the Assets. In addition, Imagyn, Sellers and their officers and directors shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact such third parties, including customers, prospective customers, specifying agencies, vendors or suppliers of the Business, as Buyer deems reasonably necessary to complete its due diligence; provided that Buyer agrees not to initiate such contacts without the prior approval of Imagyn, which approval will not be unreasonably withheld.

               6.03 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Imagyn and Sellers shall make or cause to be made all filings and submissions under any laws or regulations applicable to the Business for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Imagyn and Sellers will cooperate with Buyer in connection with the filing of all reports or notices required by the United States Federal Trade Commission under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 (the "HSR Act"). Imagyn and Sellers will coordinate and cooperate with Buyer in exchanging such information, will not make any such filing without providing to Buyer a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Buyer may request in connection with all of the foregoing.

               6.04 Conditions. Imagyn and Sellers shall each take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

               6.05 No Negotiations, etc. Neither Imagyn nor either Seller shall directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the Assets or the Business, participate in any discussions, negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or enter into any understanding or agreement with any party (other than Buyer) regarding the foregoing. Imagyn shall promptly notify Buyer if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Buyer with such information regarding such proposal, offer, inquiry or contact as Buyer may request.

               6.06 Noncompetition Covenant. During the five-year period commencing on the Closing Date, none of Imagyn, Sellers or their affiliates shall directly or indirectly engage in any business activities that are competitive with the Business prior to the consummation of the transactions contemplated hereby or the business of Buyer or any of its subsidiaries. Imagyn and Sellers understands that Buyer would not have agreed to purchase the Assets without having received this noncompetition covenant from Imagyn and Sellers, and Imagyn and Sellers acknowledge that they have entered into this noncompetition covenant as a material inducement to Buyer to consummate the transactions contemplated hereby.

               6.07 Signs, Supplies, Names and Documents. Buyer shall have the right, without payment of any fee to Imagyn or Sellers, to use Imagyn's and either Seller's name, service marks, trade names, CE marks and trademarks, appearing in or on existing signs, supplies, products and documents acquired by Buyer with respect to the Assets and the Business, and bearing Imagyn's or either Seller's name, including but not limited to sales brochures, operating manuals, instructional documents and similar materials; provided, however, that Buyer may use sales, labeling and advertising materials bearing Imagyn's name only for a period not to exceed twelve (12) months following the Closing Date. Imagyn and each Seller hereby agree to grant Buyer royalty-free licenses to use any names, services marks, CE marks, trade names and trademarks of Imagyn or either Seller that are not included in the definition of "Assets" in the event such names, service marks, CE marks, trade names and trademarks are needed by Buyer in the conduct of the Business.

               6.08 Usage and Supply Agreement. Imagyn and Sellers agree to enter into a Usage and Supply Agreement with Buyer, in a form and substance mutually acceptable to Buyer,

Imagyn and Sellers, under which Imagyn and Sellers agree (i) to provide Buyer with access to and use of Osbon's facilities in Augusta, Georgia (including without limitation furniture, telephones and other equipment currently available to Osbon under the lease for such facility), on a month-to-month basis, for up to twelve (12) months following Closing, for a monthly payment of $17,500 (exclusive of costs for telephones, other utilities, property taxes and similar expenses), (ii) to provide Buyer with access to and use of data processing support services and all other computer services and software relating to the Business but not included as Assets, (iii) to supply Buyer, at Buyer's request and in a timely manner and in accordance with the price schedule set forth in such agreement, with products required by Buyer to operate the Business on an as-needed basis, (iv) to provide transitional storage for Assets located at Imagyn's Costa Mesa, California facility, and (v) to provide Buyer with access to such facilities to inspect, remove and otherwise deal with such Assets. The Usage and Supply Agreement shall be included in the definition of "Agreement" for purposes of Article IV of this Agreement.

               6.09 Further Assurances. Imagyn and Sellers agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions of this Agreement or the transactions contemplated by this Agreement, including without limitation putting Buyer in possession and operating control of the Assets and transferring all Permits to Buyer that are transferable.

                6.10 Notification; Updates to Disclosure Schedule

                (a) During the period between the date of this Agreement and the Closing Date, Imagyn and Sellers shall promptly notify Buyer in writing of:

                      (i) the discovery by Imagyn of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Imagyn or either Seller in this Agreement;

                      (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Imagyn or either Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                      (iii) any breach of any covenant or obligation of Imagyn or either Seller;

                      (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
        Article VIII impossible or unlikely; and

                      (v) any actual or, to the best knowledge of Imagyn or either Seller, possible action, proceeding or investigation by any Governmental Agency or any other person (A) challenging or seeking material damages in connection with the sales of the Assets and the transactions contemplated hereby or (B) seeking to restrain or prohibit the consummation of the transactions or otherwise limit the right of Buyer to own or operate all or any portion of the Business or Assets of Imagyn or either Seller.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 6.10 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Imagyn shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Imagyn and each Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Article VIII has been satisfied.


                                   ARTICLE VII

                               COVENANTS OF BUYER
                               ------------------

               Buyer covenants and agrees with Imagyn and each Seller as follows:

               7.01 Regulatory Filings. As promptly as practicable after the execution of this Agreement, Buyer shall make or cause to be made all filings and submissions under any laws or regulations applicable to Buyer for the consummation of the transactions contemplated herein. Without limiting the foregoing, Buyer will cooperate with Imagyn in connection with the filing of all reports or notices required by the United States Federal Trade Commission under the HSR Act. Buyer will coordinate and cooperate with Imagyn in exchanging such information, will not make any such filing without providing to Imagyn a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Imagyn may request in connection with all of the foregoing.

               7.02 Conditions. Buyer shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

               7.03 Usage and Supply Agreement. Buyer agrees to enter with a Usage and Supply Commitment Agreement with Imagyn pursuant to the terms set forth in Section 6.08 of this Agreement.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING
                              ---------------------

               8.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

               (a) The representations and warranties set forth in Article IV to this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Imagyn or Sellers of discoveries, events or occurrences arising on or after the date), except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

               (b) Imagyn and Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Closing;

               (c) Imagyn and Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Assets pursuant to the provisions of, any material agreement, arrangement or undertaking of or affecting Imagyn or either Seller or any license, franchise or permit of or affecting Imagyn or either Seller, including, without limitation, consent from the Majority Lenders under that certain Amended and Restated Credit Agreement dated August 24, 1998 and from the other party or parties to the agreements listed on Schedule 1.01(d), except for such consents that Buyer has indicated are not required;

               (d) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

               (e) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer to dispose of or to hold separately all or a material portion of the business or assets of Buyer, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

               (f) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(e);

               (g) Buyer shall not have discovered any fact or circumstance existing as of the date of this Agreement (other than general industry or general economic conditions not directly related to the Assets or the Business) which has not been disclosed to Buyer as of the date of this Agreement regarding the Business or Assets, which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the value of the Assets or the Business, as determined by the Buyer in its reasonable discretion;

               (h) Between the date of this Agreement and the Closing Date, there shall not have occurred any change with respect to the condition (financial or otherwise), results of operations or prospects of the Business or the Assets of Imagyn or Sellers which is (or may reasonably be expected to result in a change which is), individually or in the aggregate with other such facts and circumstances, materially adverse to the Assets of the Business (including but not limited to bankruptcy filings by or against Imagyn or either Seller), whether or not arising from transactions in the ordinary course of business;

               (i) There shall have been no damage, destruction or loss of or to any of the Assets, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, a material adverse effect on the Assets or the Business;

               (j) Buyer shall have received from outside counsel for Imagyn and Sellers a written opinion, dated as of the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel, in form and substance substantially as set forth in Exhibit D;

               (k) The waiting period under the HSR Act and other applicable Federal Trade Commission and U.S. Department of Justice rules and regulations shall have lapsed or been terminated;

               (l) Imagyn and Sellers shall have maintained and defended all Proprietary Assets;

               (m) Imagyn and Sellers shall have established sufficient procedures to ensure that the Purchase Price is distributed from the Bank Account to Imagyn and each Seller in proportion to the relative value of the Assets each entity sold to Buyer;

               (n) On the Closing Date, Imagyn and each Seller shall have delivered to Buyer all of the following:

                       (i) a bill of sale and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested pursuant to Section 3.02 to transfer ownership of the Assets to Buyer;

                       (ii) UCC-3 lien releases terminating all security interests in the Assets;

                       (iii) lien releases for filing in the U.S. Patent and Trading Office of all security interests in the patents and trademarks included in the Assets;

                       (iv) certificates of senior executive officers including, without limitation, Randall Condie, of each of Imagyn and each Seller dated the Closing Date, stating that the conditions precedent set forth in Section 8.01(a) and (b) have been satisfied;

                       (v) copies of the third party and governmental consents and approvals referred to in Section 8.01(c) and Section 8.01(d) above;

                       (vi) a copy of the text of the resolutions adopted by the board of directors of each of Imagyn and each Seller and the shareholders of each Seller authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement; along with a certificate executed on behalf of each of Imagyn and Sellers, by their corporate secretary certifying to Buyer that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                       (vii) incumbency certificates executed on behalf of Imagyn and Sellers by their corporate secretary certifying the signature and office of each officer executing this Agreement or the Usage and Supply Agreement;

                       (viii) an executed copy of the Usage and Supply
         Agreement;

                       (ix) a copy of the final, updated Schedule 10.01, as approved by Buyer, Imagyn and each Seller;

                       (x) a copy of the final joint statement setting forth the Preliminary Working Capital Amount, as approved by Buyer, Imagyn and each Seller;

                      (xi) UCC-1 notice filing statements concerning the Assets;

                       (xii) a copy of the final Accounts Payable Schedule, as approved by Buyer, Imagyn and each Seller; and

                       (xiii) such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby.

               8.02 Conditions to Imagyn's and Seller's Obligations. The obligations of Imagyn and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

                (a) The representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall only need to have been true on and as of such date;

                (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.02(d);

                (f) The waiting period under the HSR Act and other applicable Federal Trade Commission and U.S. Department of Justice rules and regulations shall have lapsed or been terminated;

                (g) Imagyn and Sellers shall have received from outside counsel to Buyer a written opinion, dated as of he Closing Date, addressed to Imagyn and Sellers and satisfactory to Imagyn and Sellers, in form and substance substantially as set forth on Exhibit E;

                (h) On the Closing Date, Buyer will have delivered to Imagyn and
Sellers:

                       (i) a wire transfer in immediately available funds to the Bank Account in the amount specified in Section 2.02(a);

                       (ii) the Promissory Note;

                       (iii) a certificate of Buyer dated the Closing Date, stating that the conditions precedent set forth in Section 8.02(a) and
         (b) have been satisfied;

                       (iv) an executed copy of the Usage and Supply Agreement;

                       (v) a copy of the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, along with a certificate executed on behalf of Buyer by its corporate secretary certifying to Imagyn and Sellers that such copy is a true, correct and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

                       (vi) an incumbency certificate executed on behalf of Buyer by its corporate secretary certifying the signature and office of each officer executing this Agreement or the Usage and Supply Agreement; and

                       (vii) a copy of the final, updated Schedule 10.02.


                                   ARTICLE IX

                                   TERMINATION
                                   -----------

               9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

                (a)    by the mutual consent of Buyer, Imagyn and each Seller;

                (b) by any of Buyer, Imagyn or Sellers if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement;

                (c) by any of Buyer, Imagyn or Sellers if the transactions contemplated hereby have not been consummated by November 30, 1998; provided that, none of Buyer, Imagyn or Sellers will be entitled to terminate this Agreement pursuant to this Section 9.01(c) if such party's willful breach (or the willful breach by such party's affiliates) of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                (d) by Buyer if, after the date of this Agreement, there shall have been a material adverse change in the financial condition or business of the Business (including but not limited to a bankruptcy filing by or against Imagyn or either Seller) or if, after the date of this Agreement, an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Buyer.

               9.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or Imagyn as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of Buyer, Imagyn or Sellers, or their respective stockholders, officers or directors, except that Sections 12.01, 12.02 and 12.11 shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

                                    ARTICLE X

                                EMPLOYEE MATTERS
                                ----------------

               10.01 Termination. Effective as of the time immediately prior to the Closing, Imagyn or Sellers, as appropriate, shall terminate the employment of all those employees of Imagyn or Sellers with respect to the Business, all of whom are listed on Schedule 10.01 (collectively, and including any employee who later becomes an employee of Buyer, the "Terminated Employees"), which Schedule shall be updated as of the Closing Date. Except as set forth in Section 10.10 of this Agreement, Buyer shall not assume or be bound by any previous or existing employment agreement or arrangement or termination, severance or change of control agreement between Imagyn or Sellers and any employee of Imagyn or Sellers. Imagyn and Sellers shall bear all responsibility for, and related costs associated with, complying with the federal Worker Adjustment Retraining and Notification Act and similar state laws to the extent that the same apply to the Terminated Employees.

               10.02 Rehire

                (a) Effective as of the Closing, Buyer shall make offers of employment on the terms and conditions set forth herein, with other such terms and conditions as Buyer in its sole discretion shall determine, to all the employees listed on Schedule 10.02 (collectively, the "Offered Employees"), which Schedule shall be updated as of the Closing Date. In connection with such offers of employment, Buyer shall agree to pay severance as described in Section 10.02(b) to all Offered Employees who accept such offers of employment and who report to work for Buyer (each, a "Hired Employee") in accordance with the provisions of this Section 10.02; provided, however, that neither of the individuals identified in Section 10.10 shall be entitled to such severance payment.

                (b) If, at any time prior to the ninetieth (90th) day immediately following the Closing Date, a Hired Employee's employment with Buyer is terminated by Buyer without cause, Buyer shall pay to such Hired Employee, as severance pay, such Hired Employee's monthly base salary for a period of three
(3) months after the date of termination. If a Hired Employee either is terminated by Buyer for cause or quits, no severance payment shall be made. Buyer shall have no obligations pursuant to this Agreement to make any severance payments to any Hired Employee whose employment is terminated by Buyer, with or without cause, on or after the ninetieth (90th) day following the Closing Date.

                (c) Imagyn shall reimburse Buyer, within ten (10) days after receipt of Buyer's written notification of severance payments, for fifty percent (50%) of any severance payments made by Buyer pursuant to this Section 10.02.

                (d) Nothing herein shall constitute an agreement or guaranty that any Offered Employees shall be entitled to remain in the employment of Buyer for a specified period of time. On and after the ninetieth (90th) day immediately following the Closing Date, all Hired Employees shall be "at will" employees of Buyer.

               10.03 Health Coverage. Imagyn shall be responsible for providing Terminated Employees who become subject to a "qualifying event" (as defined in Section 4980B of the Code) prior to the Closing Date the election of group health continuation coverage required by Section 4980B of the Code ("Continuation Coverage"), under the terms of the health plans maintained by Imagyn or Sellers.

               10.04 Vacation. Buyer shall recognize all earned, but unused, vacation, sick time and personal holidays of the Hired Employees under Imagyn's or Sellers' existing policies and shall permit the Hired Employees to use such earned, but unused, vacation, sick time or personal holidays during the period of their employment with Buyer up until the twelve (12) months following Closing Date in accordance with Buyer's vacation, sick time, personal holidays and similar paid time-off policies in effect on the Closing Date.

               10.05 Workers' Compensation. Imagyn and Sellers shall remain responsible for all workers' compensation claims made by Terminated Employees based on occurrences through and including the Closing Date, and Buyer shall be responsible for all workers' compensation claims made by Hired Employees based on occurrences after the Closing Date.

               10.06 Other Employment-Related Liabilities. Except as explicitly set forth above, Imagyn and Sellers shall be liable for all employment-related liabilities of the employer with respect to the Terminated Employees through the Closing, including, without limitation, any obligation or commitment by Imagyn or Sellers to pay severance to any Terminated Employee. Buyer shall be and become liable only for all employment-related liabilities of the employer of the Hired Employees arising after the Closing.

               10.07 No Transfer of Imagyn's and Sellers' Plan Assets or Liabilities. All of Imagyn's and Sellers' pension and welfare benefit plans and assets retained for the funding of benefits through such plans, and any corresponding liabilities, are specifically excluded from any assets and liabilities transferred to Buyer pursuant to this Agreement. Imagyn and Sellers shall remain liable, and Buyer shall not assume or otherwise have any liabilities, under any employee benefit plan or program (whether or not subject to ERISA) (including all Plans) of Imagyn or Sellers.

               10.08 Limitation on Enforcement. This Article X is an agreement solely between Sellers, Imagyn and Buyer. Nothing in this Article X, whether express or implied, confers upon any employee of Buyer, Imagyn or Sellers (including the Offered Employees and the Hired Employees) or any other person, any rights or remedies, including but not limited to (i) any right to employment or recall, or (ii) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this
Article X.

               10.09 No Hire/No Solicitation. From the date of this Agreement and for a period of eighteen (18) months after the Closing Date, none of Imagyn, Sellers or their affiliates shall, directly or indirectly: (i) solicit for employment any Offered Employee or Hired Employee; (ii) induce or attempt to induce any Offered Employee or Hired Employee to refuse the employment offer of or leave the employ of Buyer; or (iii) hire any Offered Employee or Hired

Employee; provided, however, that this Section 10.09 shall not prevent Imagyn or Sellers from soliciting or hiring Steve Bagley, Dan Callahan or Jamie Buhl or any other employee for whom Imagyn has obtained the prior written consent of Buyer.

               10.10 Continuation of Certain Employment Agreements. Notwithstanding any of the provisions of Section 10.01, Buyer hereby agrees to be bound by the provisions of those certain Employment Agreements, all dated as of December 29, 1995, by and between Imagyn and Donald G. Mode, Imagyn and J. Douglas Trapp, and Imagyn and George P. Roese, III, all of which automatically terminate on December 29, 1998. None of Donald G. Mode, J. Douglas Trapp or George P. Roese, III shall be entitled to the severance payments set forth in
Section 10.02 of this Agreement, regardless of whether they are considered to be Offered Employees or Hired Employees.


                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION
                            -------------------------

               11.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article IV and
Article V shall survive the Closing for the greater of the following periods:
(i) two years from the Closing Date, or (ii) with respect to any specific representation or warranty under which Buyer shall have made a claim for indemnification hereunder prior to the second anniversary of the Closing Date and as to which such claim has not been completely and finally resolved prior to the second anniversary of the Closing Date, such representation or warranty shall survive for the period of time beyond the second anniversary of the Closing Date sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

               11.02 Indemnification by Imagyn and Sellers.

               (a) Subject to the limitations of Section 11.02(b), Imagyn and Sellers jointly and severally agree to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses) (the "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, prior to the expiration of the applicable survival period described in
Section 11.01, as a result of (i) any inaccuracy or misrepresentation in any of the representations and warranties of Imagyn or either Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Imagyn or either Seller pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any covenant or agreement of Imagyn or either Seller contained in this Agreement or any of the Related Documents, (iii) any "Claims" (as defined in Section 11.04(a)) or threatened Claims against Buyer arising out of the actions or inactions of Imagyn or either Seller with respect to the Assets or the Business prior to the Closing, (iv) any liabilities of Imagyn or either Seller other than the Assumed Liabilities, (v) any liability

(other than the Assumed Liabilities) to which any Buyer Indemnified Party may become subject and that arises from or relates to the operation by Imagyn or Sellers of their businesses, (vi) any Assumed Liabilities of the Business in excess of the Assumed Liabilities Cap which Buyer has not specifically assumed pursuant to Section 1.03(a)(ii), or (vii) any liabilities arising from the determination not to comply with the notice requirements of applicable bulk sales laws in connection with the sale of the Assets (collectively, "Buyer Losses").

                (b) Imagyn and Sellers shall be liable to Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Imagyn written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the expiration of the period described in Section 11.01 and (ii) only if the aggregate amount of all Buyer Losses exceeds $75,000 (the "Basket Amount"), in which case Imagyn and Sellers shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount; provided, however, that the Basket Amount shall in no event apply to any obligation of Imagyn to reimburse Buyer for any severance payments required pursuant to Section 10.02. A Buyer Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Buyer Indemnified Party or any basis for Imagyn and Sellers to assert that the Buyer Indemnified Party did not comply with the terms of this Section 11.02 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 11.02, unless Imagyn demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected. Sellers expressly agree to appoint Imagyn as their attorney-in-fact for purposes of receiving notices pursuant to and resolving claims under this Article XI.

               11.03 Indemnification by Buyer.

               (a) Subject to the limitations of Section 11.03(b), Buyer agrees to indemnify in full Imagyn and Sellers, and their officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to, prior to the expiration of the applicable survival period described in Section 11.01, as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against Imagyn or either Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Business after the Closing (collectively, "Seller Losses").

               (b) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Imagyn or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the expiration of the period described in Section 11.01 and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount; provided, however, that the Basket Amount shall in no event apply to any obligation of Buyer to make payment to Imagyn and Sellers of the Purchase Price. A Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 11.03 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 11.03, unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

               11.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party obligated to indemnify such Notifying Party's Indemnified Parties.

                (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Party and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within sixty
(60) calendar days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Minneapolis, Minnesota by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) business days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

                (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                (d) Any indemnification payable under this Article XI shall be, to the extent permitted by law, an adjustment to the Purchase Price.

               11.05 Offset Against Promissory Notes. The Promissory Note and any Adjustment Note (collectively, the "Notes") shall serve as partial security for the indemnification obligations of Imagyn and Sellers under this Article XI during the first year after the Closing Date, and Buyer shall have the right to offset the amount of any Buyer Losses against the principal amount of the Notes, together with all interest earned thereon, and either of the Notes shall be reduced on a dollar-for-dollar basis after satisfaction of such Buyer Losses. Imagyn and Sellers expressly agree that such offset rights shall not limit the rights of Buyer Indemnified Parties to pursue any other remedy for any and all Buyer Losses; provided that the Buyer shall seek reimbursement for Buyer Losses first from the Notes, if then unpaid, and then from Imagyn and Sellers.

               11.06 Offset Against Earn-Out Payments. Buyer shall have the right to obtain payment from any Earn-Out Payments for any unpaid Buyer Losses, provided that the Buyer shall first seek reimbursement from any Note, if then unpaid.

                                   ARTICLE XII

                                  MISCELLANEOUS
                                  -------------

               12.01 Press Releases and Announcements. No party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of Imagyn or Sellers without prior written approval of the other party, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

               12.02 Expenses. Except as otherwise expressly provided for herein, Imagyn, Sellers and Buyer will pay all of their own expenses (including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not). Excise or other transfer taxes, if any, payable with respect to the sale of the Assets shall be paid by Imagyn and Sellers.

               12.03 Cooperation and Exchange of Information. Buyer, Imagyn and Sellers shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Upon written request of Buyer, Imagyn and Sellers will provide to Buyer such factual information reasonably necessary for filing tax returns, tax planning and contesting any tax audit that Imagyn or Sellers possesses as Buyer may reasonably request with respect to the Assets (which information Imagyn and Sellers agree to maintain and preserve for so long as it may be needed by Buyer).

               12.04 Bulk Sales Compliance. Imagyn and Sellers shall not comply with the notice or other requirements of the bulk sales provision of the Uniform Commercial Code, as in effect in any state having jurisdiction over the transactions contemplated by this Agreement. Imagyn and Seller shall indemnify and hold harmless Buyer against any and all liabilities (including liabilities for Taxes) that may be asserted by third parties against Buyer as a result of noncompliance by Imagyn and Sellers with such bulk sales requirements.

               12.05 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this

Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

               12.06 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Buyer, Imagyn and Sellers will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:                                   with a copy to:
-----------------                                   ---------------
Timm Research Company                               Dorsey & Whitney LLP
6541 City West Parkway                              220 South Sixth Street
Eden Prairie, MN  55344                             Minneapolis, MN  55402
Attention:  David O. Johnson, President             Attention:  Michael Trucano
Telecopy:  (612) 947-9411                           Telecopy:  (612) 340-8738

Notices to Imagyn or Sellers:                       with a copy to:
-----------------------------                       ---------------

Imagyn Medical Technologies, Inc.                   Kevin M. Higgins, Esq.
5 Civic Plaza, Suite 100                            Senior Vice President & Gen'l Counsel
Newport Beach, CA  92660                            Imagyn Medical Technologies, Inc.
Attention:  Charles A. Laverty, President           5 Civic Plaza, Suite 100
Telecopy: (949) 668-5824                            Newport Beach, CA  92660
                                                    Telecopy: (949) 668-5824

               12.07 Assignment. This Agreement and all of the provisions will be binding upon and inure to the benefit of Imagyn, each Seller and Buyer and their respective successors and permitted assigns.

               12.08 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

               12.09 Complete Agreement. This Agreement, the Related Agreements, the Exhibits, the Schedules, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which relate to the subject matter thereof or hereof.

               12.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

               12.11 Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

               12.12 Remedies. Imagyn and Sellers acknowledge that Buyer may suffer irreparable harm as a result of breach of this Agreement by Imagyn or either Seller for which an adequate remedy at law may not exist. Accordingly, in the event of any such actual or threatened breach by Imagyn or either Seller of any provision of this Agreement, Buyer shall be entitled to obtain remedies in equity, including without limitation specific performance, to prevent any such breach without the necessity of proving damages. Such relief shall be in addition to and not in substitution of any other remedies available to Buyer, including, without limitation, actual, indirect, special and consequential damages incurred as a result of or in connection with breach of this Agreement by Imagyn or either Seller.

         [The remainder of this page is blank. Signature page follows.]

                IN WITNESS WHEREOF, Imagyn, Osbon, Dacomed and Buyer have executed this Agreement as of the date set forth in the first paragraph.


                                          TIMM RESEARCH COMPANY


                                          By   Gerald W. Timm
                                             -----------------------------------
                                               Its  Chairman
                                                   -----------------------------

                                          IMAGYN MEDICAL TECHNOLOGIES, INC.



                                          By   Charles A. Laverty
                                             -----------------------------------
                                               Its President and Chief
                                                   -----------------------------
                                                   Executive Officer
                                                   -----------------------------


                                          OSBON MEDICAL SYSTEMS, LTD.



                                          By   Charles A. Laverty
                                             -----------------------------------
                                               Its President and Chief
                                                   -----------------------------
                                                   Executive Officer
                                                   -----------------------------


                                          DACOMED CORPORATION



                                          By   Charles A. Laverty
                                             -----------------------------------
                                               Its President and Chief
                                                   -----------------------------
                                                   Executive Officer
                                                   -----------------------------